Exhibit IX

Agreement, Amending
Agreement and Statutes of
the Nordic Investment Bank

Agreement between Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden concerning the Nordic Investment Bank
The Governments of Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden, hereinafter referred to as the Member countries, desiring to strengthen and further develop the co-operation among them through the Nordic Investment Bank, which was originally established by the five Nordic countries in 1975, as a common international financial institution having the same status as other legal persons conducting similar operations within and outside the Member countries, have agreed as follows:
Article 1
The purpose of the Nordic Investment Bank, hereinafter referred to as the Bank, is to make financing available in accordance with sound banking principles and taking into account socio-economic considerations, to carry into effect investment projects of interest to the Member countries and other countries which receive such financing.
The Bank shall have the status of an international legal person with full legal capacity. It shall in particular have the capacity to enter into agreements, to acquire and dispose of immovable and movable property, and to be a party to legal proceedings before courts of law and other authorities.
Article 2
The Bank shall conduct its operations in accordance with its Statutes annexed to this Agreement. The Statutes may be amended by decision of the Board of Governors subsequent to a proposal or statement from the Board of Directors of the Bank, with the exception of the provisions regarding the composition and powers of the Board of Governors. The Nordic Council and the Parliaments of Estonia, Latvia and Lithuania shall be given an opportunity to submit a statement on proposals regarding amendments of the Statutes that are important in principle as to the purpose, operations and management of the Bank.
Article 3
The authorised capital stock of the Bank shall be subscribed by the Member countries. Any increase or decrease in the authorised capital stock shall be decided by the Board of Governors, upon proposal of the Board of Directors of the Bank.
The size of the authorised capital stock, the possibility to increase or decrease the capital stock and its allocation among the Member countries are dealt with in the Statutes.

Agreement

Article 4
The principal office of the Bank shall be located in Helsinki.
Article 5
Actions may be brought against the Bank only in a court of competent jurisdiction in the territory of a country in which the Bank has established an office, or has appointed an agent for the purpose of accepting service of process, or when the Bank has otherwise expressly accepted jurisdiction. Actions may, however, be brought by a Member country or by persons acting for or deriving claims from a Member country only if the Bank has given its express consent thereto.
Property and assets of the Bank, wherever located and by whomsoever held, shall be immune from execution of judgement or decree by judicial or administrative authority before such judgement or decree is final.
Article 6
Property and assets of the Bank, wherever located and by whomsoever held, shall be immune from search, requisition, confiscation and expropriation by executive or legislative action.
The Bank, its property and assets shall be immune from procedural measures of constraint such as seizure.
Article 7
The premises and archives of the Bank and all documents belonging to it or held by it shall be inviolable.
Article 8
The official communications of the Bank shall be accorded by each Member country the same treatment that it accords to the official communications of any other Member country.
Article 9
The Bank, its income, assets, and property shall be exempt from all taxation, with clarifications as set forth in this Article.
The Bank shall be exempt from taxes on purchase and transfer of real estate and securities in connection with the official activities of the Bank.
Borrowing and lending by the Bank, as well as borrowing from the Bank and increases in the authorised capital stock of the Bank shall be exempt from all taxes and imposts of a similar nature.
When purchases or services of substantial value and necessary for the exercise of the official activities of the Bank are made or used by the Bank on its own behalf or on behalf of special funds which are directly connected with the operations of the Bank and which are held in trust directly by the Bank, and when the price of such purchases or services includes taxes or duties, the Member country which has levied the taxes or duties shall, if they are identifiable, take appropriate measures to grant exemptions from such taxes or duties or provide for their reimbursement.
The provisions of this Article do not apply to taxes and duties which are in fact no more than charges for public utility services.
Article 10
All members of the Board of Directors, their alternates, officers and other employees of the Bank, and experts appointed by the Bank shall, regardless of nationality, be accorded immunity from legal process with respect to acts performed by them in their official capacity on behalf of the Bank. Notwithstanding this, the Bank may waive the immunity, in accordance with the provisions of Article 14. No immunity shall apply, however, to civil liability in the case of damage arising from a road traffic accident caused by any of the persons enjoying immunity under this Article.

Agreement

Article 11
All members of the Board of Directors, their alternates, officers and other employees of the Bank, and experts appointed by the Bank performing official tasks at the request of the Bank:
i)	shall be exempt from immigration restrictions. This exemption shall likewise be extended to their spouses and dependent relatives;

ii)	may be granted the same travelling facilities as are granted in respect of institutions similar to the Bank in accordance with international practice, when a particular need therefor arises.

Article 12
The Bank may receive and be in possession of monies including currencies of any kind, and may maintain accounts in all currencies. It may also freely transfer its monies to, from and within a Member country and may exchange any currency in its possession into any other currency.
Article 13
The Bank shall be exempt from payment restrictions and credit policy measures, which in any manner prevent or impede the fulfilment of commitments made by the Bank or of its borrowing and lending.
Article 14
Privileges and immunities under this Agreement are granted exclusively to enable the Bank to fulfil its functions, and not for the benefit of others.
The Board of Directors of the Bank may, to such extent and upon such conditions as it may determine, waive any of the immunities and privileges conferred under this Agreement in cases where such action would, in the opinion of the Board of Directors, be in the best interests of the Bank.
Article 15
The Board of Governors may decide that the Bank shall be put into liquidation, following the procedures laid down in the Statutes of the Bank.
Article 16
Any question of interpretation or application of the provisions of this Agreement and the Statutes arising between any Member country and the Bank, or between any Member countries of the Bank, shall be submitted to the Board of Directors for its opinion. A special representative of a Member country particularly affected by the question under consideration shall be entitled to be present in the meeting of the Board of Directors during such consideration.
The question, together with the opinion of the Board of Directors, shall then be referred to the Board of Governors for final decision.

Agreement

Article 17
This Agreement shall be ratified. This Agreement and the Statutes referred to in Article 2 shall enter into force thirty days after the date on which all the Member countries have deposited their instruments of ratification with the Norwegian Ministry for Foreign Affairs, however not earlier than 1 January 2005. The Norwegian Ministry for Foreign Affairs shall inform the other Member countries of the deposit of the instruments of ratification and of the time this Agreement enters into force.
This Agreement shall be deposited with the Norwegian Ministry for Foreign Affairs, and certified copies shall be furnished by the Norwegian Ministry for Foreign Affairs to each of the Member countries.
Each Member country shall promptly take such action as is necessary for the purpose of implementing the provisions of this Agreement, particularly the provisions relating to the status, immunities, privileges and exemptions of the Bank and of the persons referred to in Articles 10 and 11, and shall inform the Bank of the detailed action which it has taken.
Upon entry into force of this Agreement and the Statutes referred to in Article 2, the agreement of 23 October 1998 between Denmark, Finland, Iceland, Norway and Sweden concerning the Nordic Investment Bank and the statutes of the Bank in force at the time shall cease to apply.
Notwithstanding the foregoing, decisions adopted under the said agreement or statutes shall continue to be applicable to the extent that they are compatible with or not explicitly terminated by this Agreement or the Statutes attached hereto or any decision adopted hereunder.
Article 18
Any Member country may withdraw from this Agreement by giving notice of withdrawal to the Government of Norway, which shall immediately report such notice to the other Member countries, the Board of Governors, and to the Board of Directors of the Bank.
The earliest date on which such withdrawal shall become effective shall be the end of the financial year following the year in which the notice of withdrawal was submitted.
Upon receipt of a notice of withdrawal, the Board of Governors shall adopt procedures for settlement of accounts with the with- drawing Member country, no later than the date upon which the withdrawal becomes effective. It shall then be ensured that the withdrawing Member country shall, to the same extent as the other Member countries, remain liable for those commitments of the Bank which were in force at the time of the withdrawal.

Agreement

Agreement Amending Section 14 of the Statutes, Annexed to the Agreement of 11 February 2004 between Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden concerning the Nordic Investment Bank
The Governments of Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden, hereinafter referred to as the Member countries, desiring to amend Section 14 of the Statutes of the Nordic Investment Bank, which are annexed to the Agreement of 11 February 2004 between Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden concerning the Nordic Investment Bank, hereinafter referred to as the Agreement, have agreed as follows:
Article I
Section 14 of the Statutes is renumbered as Section 13 and shall be amended as follows:
“Section 13
The Board of Governors shall be composed of eight Governors. Each Member country shall be represented by the Minister designated by it as its Governor.
The Board of Governors shall appoint a Chair for a term of one year. The position of chair of the Board of Governors shall rotate among the Member countries.
The Board of Governors shall be vested with the following powers:
a)	Amendments of the Statutes with the exception of this Section 13.
b)	Decisions on increase and decrease of the authorised capital stock.
c)	Decisions on principles for capital and liquidity management.
d)	Decisions on questions of interpretation and application of the provisions of the Agreement and the Statutes.
e)	Approval of the annual report of the Board of Directors and audited financial statements of the Bank.
f)	Appointment of members of the Control Committee in accordance with Section 16.
g)	Decisions on procedures related to withdrawal of membership of the Bank.
h)	Decision on liquidation of the Bank.

Amending Agreement

Decisions of the Board of Governors shall be unanimous. Decisions may be taken by a written procedure.
The Board of Governors shall hold an annual meeting and such other meetings as deemed appropriate.”
In addition to the above amendment of Section 14 of the Statutes, certain other Sections of the Statutes have been amended by decision of the Board of Governors at its Annual Meeting on 24 May 2019 in accordance with Article 2 of the Agreement and Section 14 of the Statutes. The amended Statutes are annexed to this Amending Agreement in their entirety.
Article II
This Amending Agreement shall be approved by the Member countries. This Amending Agreement shall enter into force thirty days after the date on which all the Member countries have deposited their instruments of approval with the Norwegian Ministry for Foreign Affairs. The Norwegian Ministry for Foreign Affairs shall inform the other Member countries of the deposit of the instruments of approval and of the date of entry into force of this Amending Agreement.
This Amending Agreement shall be deposited with the Norwegian Ministry for Foreign Affairs, and certified copies shall be furnished by the Norwegian Ministry for Foreign Affairs to each of the Member countries.
In witness whereof, the undersigned authorised representatives of the eight Member countries have signed this Amending Agreement.
Done at Oslo on 28 February 2020, in one original in the English language.

Amending Agreement

Statutes of the Nordic Investment Bank1
The Nordic Investment Bank shall operate in accordance with the following provisions:
PURPOSE
Section 1
The purpose of the Nordic Investment Bank, hereinafter referred to as the Bank, is to make financing available in accordance with sound banking principles and taking into account socio-economic considerations, to carry into effect investment projects of interest to the Member countries and other countries which receive such financing.
NAME AND ABBREVIATION
Section 2
The Bank has the following official name in the following languages: Nordic Investment Bank in the English language, Nordiska investeringsbanken in the Swedish language, Den Nordiske Investeringsbank in the Danish language, Põhjamaade Investeerimispank in the Estonian language, Pohjoismaiden Investointipankki in the Finnish language, Norræni fjárfestingarbankinn in the Icelandic language, Ziemeļu Investīciju banka in the Latvian language, Šiaurės investicijų bankas in the Lithuanian language and Den nordiske investeringsbank in the Norwegian language.
The official abbreviation of the Bank’s name is NIB.
CAPITAL
Section 3
The authorised capital stock of the Bank shall be EUR 8,368,844,474.11 subscribed by the Member countries as follows:
Denmark	EUR	1,763,074,493.79
Estonia	EUR	76,651,259.81
Finland	EUR	1,482,690,785.19
Iceland	EUR	79,132,913.42
Latvia	EUR	111,830,807.21
Lithuania	EUR	163,231,714.80
Norway	EUR	1,799,704,941.30
Sweden	EUR	2,892,527,558.59

Any increase or decrease in the authorised capital stock shall be decided upon by the Board of Governors, after a proposal by the Board of Directors of the Bank. Any such increase or decrease in the authorised capital stock shall be allocated among the Member countries based upon their Gross National Income at market prices as determined from time to time by the Board of Governors.

1 Statutes of the Nordic Investment Bank as amended by the Agreement of 28 February 2020 Amending Section 14 of the Statutes, Annexed to the Agreement of 11 February 2004 between Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden concerning the Nordic Investment Bank and decision of the Board of Governors at its Annual Meeting on 24 May 2019 in accordance with Article 2 of the Agreement concerning the Nordic Investment Bank and Section 14 of the Statutes. The amended Statutes are presented here in their entirety.

Statutes

Section 4
The Member countries have made available to the Bank 10.10346099746250 per cent of the subscribed authorised capital stock. The payments have been made upon request from the Bank.
The remainder of the subscribed capital stock shall be subject to call to the extent the Board of Directors of the Bank deems it necessary for the fulfilment by the Bank of its debt obligations.
Section 5
The payments referred to in Section 4 shall be made in euro.
Section 6
The Bank shall have adequate capital and liquidity management in accordance with sound banking principles. The Bank shall have in place sound and effective strategies for risk, capital and liquidity assessments, which shall be conducted at least annually and reviewed regularly. The Bank’s capital and liquidity management shall be based on assessed risks in its operations supplemented by stress testing.
The following minimum limits shall apply:
a)	The Bank’s paid-in capital and accumulated reserves shall exceed its internally assessed capital requirement covering the nature and level of the risks to which the Bank is or might be exposed.
b)	The Bank shall maintain a liquidity reserve necessary for continuing its operations for a period of at least six months under a severe stress scenario.
c)	To prevent the risk of excessive leverage, the Bank’s paid-in capital and accumulated reserves shall exceed an amount corresponding to 7 per cent of its total exposure.

Pursuant to Section 13 c) the Board of Governors shall establish principles for capital and liquidity management, including details for the determination of the limits set forth in this Section in accordance with generally recognized prudential standards as deemed relevant.
Monitoring thresholds for these limits shall be established by the Board of Directors.
Section 7
The Bank shall acquire the funds necessary for the performance of its tasks in the Member countries or elsewhere. Additionally, the capital paid in pursuant to Section 4 may be used for such purpose.
OPERATIONS
Section 8
For fulfilling the Bank’s purpose set forth in Section 1, the Bank may make financing available in the form of loans, guarantees and equity participations.
In making loans and issuing guarantees the Bank shall require that adequate security be provided, unless sufficient security is considered to exist under the circumstances.

Statutes

In taking equity participations, the amount of the Bank’s participations shall not exceed at any time an amount corresponding to 15 per cent of the total of its paid-in capital and accumulated reserves. For capital adequacy assessment purposes, the amount of paid-in capital and accumulated reserves shall be reduced by an amount equal to any equity participation of the Bank.
The Bank may also make other arrangements relating to its operations, which are necessary or desirable for furthering the purpose of the Bank.
The Bank shall co-operate with other credit institutions, and with public authorities and private institutions concerned.
Section 9
The business of the Bank shall be conducted in accordance with the principles referred to in Section 1 and in accordance with the following guidelines:
a)	Financing shall not be made if opposed by the state of the beneficiary.
b)	Borrowings and the investment of funds in the Member countries shall be made in consultation with the authorities of the country concerned.
c)	In its operations, the Bank shall aim for a profit allowing the formation of reserves and reasonable return on the subscribed authorised capital referred to in Section 3.
d)	The Bank may when specific need arises, acquire shares or other assets, in support of its business or to protect its claims.
e)	The Bank shall, to the extent practicable, protect itself against the risk of exchange rate losses.
Section 10
After allocation to appropriate credit risk funds, the surplus of the Bank shall be transferred into a reserve fund until the amount equals 10 per cent of the authorised capital stock of the Bank. Thereafter, the Board of Governors, after proposal by the Board of Directors of the Bank, shall decide upon the allocation of the surplus between the reserve fund, and dividends on the subscribed capital.
Section 11
The Bank’s accounts shall be kept in euro. The financial year shall follow the calendar year.
The annual report of the Board of Directors and audited financial statements of the Bank shall be submitted to the Board of Governors for approval.
GOVERNANCE
Section 12
The Bank shall have a Board of Governors, a Board of Directors, a President, a Control Committee, and such other personnel as is necessary to carry out its operations.
Section 13
The Board of Governors shall be composed of eight Governors. Each Member country shall be represented by the Minister designated by it as its Governor.
The Board of Governors shall appoint a Chair for a term of one year. The position of chair of the Board of Governors shall rotate among the Member countries.

Statutes

The Board of Governors shall be vested with the following powers:
a)	Amendments of the Statutes with the exception of this Section 13.
b)	Decisions on increase and decrease of the authorised capital stock.
c)	Decisions on principles for capital and liquidity management.
d)	Decisions on questions of interpretation and application of the provisions of the Agreement and the Statutes.
e)	Approval of the annual report of the Board of Directors and audited financial statements of the Bank.
f)	Appointment of members of the Control Committee in accordance with Section 16.
g)	Decisions on procedures related to withdrawal of membership of the Bank.
h)	Decision on liquidation of the Bank.

Decisions of the Board of Governors shall be unanimous. Decisions may be taken by a written procedure.
The Board of Governors shall hold an annual meeting and such other meetings as deemed appropriate.
Section 14
Except as provided for in Section 13, all the powers of the Bank shall be vested in the Board of Directors, which may delegate these powers to the President to the extent considered appropriate.
The Board of Directors shall be composed of eight Directors, of whom each Member country shall appoint one Director for a term of up to four years at a time. Each Member country shall appoint one alternate according to the same principles.
The Board of Directors shall appoint from among its members a Chair and a Deputy Chair for a term of two years. The positions of chair and deputy chair shall rotate among the Member countries.

The Board of Directors shall be convened when decided by the Chair or at the request of at least two of the Directors or the President.
Seven members or alternates entitled to vote shall constitute a quorum. Each member shall have one vote; in the absence of a member, an alternate from the same Member country is entitled to vote. A position supported by at least five members or alternates entitled to vote shall become the decision of the Board of Directors. Decisions may also be taken by a written procedure.
Section 15
The President shall be responsible for the conduct of the current operations of the Bank and shall follow the guidelines and instructions given by the Board of Directors.
The Board of Directors shall appoint the President for a term of up to five years at a time. The President shall not be a member or an alternate of the Board of Directors. The President may participate in the meetings of the Board of Directors, but shall not vote at such meetings.
Two persons, each being either a member or an alternate of the Board of Directors, the President or a person authorised by the Board of Directors, shall sign on behalf of the Bank.

Statutes

OTHER PROVISIONS
Section 16
A Control Committee shall be established to monitor that the operations of the Bank are conducted in accordance with these Statutes. The Control Committee shall be responsible for appointing the external auditors to carry out the audit of the Bank’s financial statements. The external auditors’ report together with reports from the Control Committee and its Chairmanship shall be delivered annually to the Board of Governors.
The Control Committee shall be composed of at least ten and a maximum of twelve members. The members of the Committee shall be appointed for a term of up to two years at a time. The Nordic Council and the Parliaments of Estonia, Latvia and Lithuania shall appoint one member from each country. The Board of Governors shall appoint two to four members to serve as Chair, Deputy Chair and other members of the Chairmanship who shall administer the responsibilities and tasks of the Committee. The Chairmanship shall oversee the performance of the audit of the Bank’s financial statements, carried out by the external auditors, and monitor the Bank’s financial position, risk levels and capital and liquidity position. The positions of the Chairmanship shall rotate among the Member countries.
Section 17
If the Board of Governors should decide that the Bank shall enter into liquidation, the Board of Governors shall decide on the procedures of liquidation and appoint the persons to be in charge of the liquidation.
The Member countries shall be responsible for the commitments of the Bank with their uncalled subscriptions to the capital stock until all claims of creditors or other liabilities of the Bank shall have been discharged. Claims of creditors or other liabilities shall be paid first out of the assets of the Bank, secondly out of the payments to be made to the Bank in respect of commitments of paid-in capital, and then out of payments to be made to the Bank in respect of callable capital. No disbursement shall be made to Member countries on account of their paid-in share of the subscribed capital stock or from the reserve fund, until all liabilities have been discharged or provided for. All allocations of capital among the Member countries shall be made in proportion to their respective total share of the subscribed capital stock.

Statutes